Appendix 3C

Announcement of buy-back

EXHIBIT 2

Rule 3.8A

Appendix 3C

Announcement of buy-back

(except minimum holding buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: Appendix 7B. Amended 13/3/2000, 30/9/2001.

Name of entity	ABN
Mayne Group Limited	56 004 073 410

We (the entity) give ASX the following information.

Information about buy-back

1 Type of buy-back	Selective buy-back on equal access buy-back conditions (as modified)

2 +Class of shares which is the subject of the buy-back (eg, ordinary/preference)	Ordinary

3 Voting rights (eg, one for one)	One for one

4 Fully paid/partly paid (and if partly paid, details of how much has been paid and how much is outstanding)	Fully paid

5 Number of shares in the +class on issue	746,447,682

6 Whether shareholder approval is required for buy-back	Yes

+	See chapter 19 for defined terms.

Appendix 3C

Announcement of buy-back

7 Reason for buy-back	To return surplus capital to shareholders and to enable the Company to maintain an efficient capital structure

8 Any other information material to a shareholder’s decision whether to accept the offer (eg, details of any proposed takeover bid)

The ASX has granted the Company a waiver from Listing Rule 7.40 and Appendix 7A paragraph 9 to permit the Company to:

•        set the record date for the buy-back tender before the shareholder meeting to approve the buy-back tender; and

•        despatch buy-back documents (including tender forms) to shareholders up to 4 business days after the record date and to close the buy-back tender 11 business days after despatch of the buy-back documents.

Shares may be bought back under the buy-back tender and under current or potential future on-market buy-backs.

See also accompanying Media Release and Notice of Meeting.

On-market buy-back

9 Name of broker who will act on the company’s behalf

10 Deleted 30/9/2001.

11 If the company intends to buy back a maximum number of shares - that number
Note: This requires a figure to be included, not a percentage.

12 If the company intends to buy back shares within a period of time - that period of time; if the company intends that the buy-back be of unlimited duration - that intention

+	See chapter 19 for defined terms.

Appendix 3C

Announcement of buy-back

13 If the company intends to buy back shares if conditions are met - those conditions

Employee share scheme buy-back

14 Number of shares proposed to be bought back

15 Price to be offered for shares

Selective buy-back

16 Name of person or description of class of person whose shares are proposed to be bought back

17 Number of shares proposed to be bought back

18 Price to be offered for shares

Equal access scheme

19 Percentage of shares proposed to be bought back	Approximately 10% to 14% of issued capital (based on repurchasing between $250 million and $350 million worth of shares at $3.40, the mid-point of the buy-back tender range) Also, see accompanying Notice of Meeting.

+	See chapter 19 for defined terms.

Appendix 3C

Announcement of buy-back

20 Total number of shares proposed to be bought back if all offers are accepted	The Company is targeting to repurchase between $250 million and $350 million worth of shares. Shareholder approval is being sought to repurchase up to 180 million ordinary shares to provide the Company with flexibility in determining the timing and size of buy backs over the next 12 months. Also, see accompanying Notice of Meeting.

21 Price to be offered for shares	The price will be determined by a tender process (see accompanying Media Release and Notice of Meeting)

22 +Record date for participation in offer Cross reference: Appendix 7A, clause 9.	26 February 2004

Compliance statement

1.	The company is in compliance with all Corporations Act requirements relevant to this buy-back.

2.	There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:		Date: 30 January 2004

(Director/Company secretary)

Print name:	Karen Ping-Huay Kee

+	See chapter 19 for defined terms.